Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

BioStem Technologies, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Shares of Common Stock, $0.001 par value per share	(1)	Other	3,571,429	$3.93	$14,035,716.00	0.0001381	$1,938.33

Total Offering Amounts:							$14,035,716.00		1,938.33
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$1,938.33

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Offering Note(s)

(1)	The offering reflects the number of shares of common stock that the selling shareholders may offer for resale from time to time pursuant to this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, dividends or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

The aggregate offering price is calculated in accordance with Rule 457(c) under the Securities Act of 1933 based on a per share price of $3.93, the average of the high and low reported sales prices of the registrant’s common stock on the OTC Markets OTCID on July 24, 2026.